Bunge Reports First Quarter 2026 Results
St. Louis, MO - April 29, 2026 - Bunge Global SA (NYSE: BG) today reported first quarter 2026 results.
•Q1 GAAP diluted EPS of $0.35 vs. $1.48 in the prior year; $1.83 vs. $1.81 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Higher results primarily driven by Soybean and Softseed Processing and Refining, reflecting strong execution in a dynamic environment and improved market conditions
•Increasing full-year adjusted EPS outlook range to $9.00 to $9.50 from $7.50 to $8.00

➢	Overview
Greg Heckman, Bunge’s Chief Executive Officer said, "The Bunge team delivered a strong first quarter, executing with the discipline and speed that define this organization, while navigating one of the more rapidly changing market environments in recent years. Amid geopolitical uncertainty and shifting trade flows, our global platform performed as designed, enabling us to capture opportunities, manage risks, and connect farmers to consumers with the products, services, and solutions they need as they face increasing complexity.

Looking ahead, visibility remains limited given ongoing macroeconomic conditions. However, our balanced footprint and diversified value chains position us to adapt. The long-term fundamentals underpinning demand for our products and services remain strong, and we are well equipped to continue serving customers at both ends of the value chain while delivering for all our stakeholders."

➢	Financial Highlights

	Three Months Ended March 31,
(US$ in millions, except per share data)	2026	2025
Net income attributable to Bunge	$68	$201
Net income per share-diluted	$0.35	$1.48

Mark-to-market timing differences (a)	$1.28	$0.08
Certain (gains) & charges (b)	$0.20	$0.25
Adjusted Net income per share-diluted (c)	$1.83	$1.81

Segment EBIT (c)(d)	$319	$404
Mark-to-market timing differences (a)	336	2
Certain (gains) & charges (b)	6	—
Adjusted Segment EBIT (c)	$661	$406

Corporate and Other EBIT (c)(e)	$(135)	$(76)
Certain (gains) & charges (b)	35	32
Adjusted Corporate and Other EBIT (c)	$(100)	$(44)

Total EBIT (c)	$184	$328
Mark-to-market timing differences (a)	336	2
Certain (gains) & charges (b)	41	32
Adjusted Total EBIT (c)	$561	$362

(a)Mark-to-market timing impact of certain commodity, freight, and foreign exchange contracts, readily marketable inventories ("RMI"), and related economic hedges associated with committed future operating capacity and sales. See note 2 in the Additional Financial Information section of this release for details.
(b)Certain (gains) & charges included in Total earnings before interest and tax ("EBIT") and Net income attributable to Bunge. See Additional Financial Information for details.
(c)Segment earnings before interest and tax ("Segment EBIT"), Adjusted Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Total EBIT, Adjusted Total EBIT, and Adjusted Net income per share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)During the first quarter of 2026, the Other Oilseeds Processing and Refining segment was renamed to Tropical Oils and Specialty Ingredients. The segment name change had no impact on the composition of the Company’s existing four reportable segments, nor to the Company’s previously reported segment results or the consolidated financial statements. Segment EBIT comprises the aggregate EBIT of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Tropical Oils and Specialty Ingredients, and Grain Merchandising and Milling reportable segments, and excludes Corporate and Other activities.
(e)Corporate and Other includes salaries and overhead for corporate functions, including acquisition and integration costs related to the Viterra Acquisition, that are not allocated to the Company’s individual reporting segments, as well as certain other activities including Bunge Ventures, the Company's captive insurance activities, and accounts receivable securitization activities.

➢	First Quarter Results
Reportable Segments
Soybean Processing and Refining

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Volumes (in thousand metric tons)
Soybeans processed	10,757	8,110
Soybeans merchandised	5,133	2,233
Refined soy oil production	857	859

Net Sales	$9,552	$6,661

Cost of goods sold	$(9,154)	$(6,326)

Selling, general and administrative expense	$(143)	$(109)

Foreign exchange gains (losses) – net	$(47)	$20

EBIT attributable to noncontrolling interests	$4	$3

Other income (expense) - net	$(8)	$11

Income (loss) from affiliates	$5	$11

Segment EBIT	$209	$271
Mark-to-market timing differences	168	(30)
Adjusted Segment EBIT	$377	$241

Higher results were primarily driven by South America, reflecting stronger processing performance in Argentina and Brazil. North America also delivered higher results across both processing and refining. In the destination value chain, higher origination in Brazil was more than offset by lower processing results in Europe and Asia. Results from global oils merchandising activities also increased, reflecting strong execution.

Higher processed volumes were largely attributed to the combined company’s expanded production capacity in Argentina. Processed volumes were also higher in North America and Brazil. Higher merchandised volumes reflected the combined company’s expanded soybean origination footprint.

Softseed Processing and Refining

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Volumes (in thousand metric tons)
Softseeds processed	3,281	2,194
Softseeds merchandised	1,406	95
Refined oil production	773	728

Net Sales	$3,904	$1,515

Cost of goods sold	$(3,768)	$(1,406)

Selling, general and administrative expense	$(61)	$(35)

Foreign exchange gains (losses) – net	$6	$16

EBIT attributable to noncontrolling interests	$(3)	$—

Other income (expense) - net	$(2)	$(3)

Income (loss) from affiliates	$—	$(5)

Segment EBIT	$76	$82
Mark-to-market timing differences	119	—
Adjusted Segment EBIT	$195	$82

Results were higher across all regions. In Argentina, results increased in both processing and refining. In North America, higher processing results more than offset lower refining results. In Europe, higher processing and biodiesel results more than offset lower refining results. Origination results in Canada and Australia increased reflecting our expanded footprint and large crops. Results from global oils merchandising activities also increased, reflecting strong execution.

Higher softseed processed volumes primarily reflected the combined company’s increased production capacity in Argentina, Canada, and Europe. Higher merchandised volumes were driven by the company's expanded softseeds origination footprint.

Tropical Oils and Specialty Ingredients

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Volumes (in thousand metric tons)	639	618

Net Sales	$1,228	$1,083

Cost of goods sold	$(1,040)	$(1,015)

Selling, general and administrative expense	$(61)	$(58)

Foreign exchange (losses) gains – net	$(4)	$—

EBIT attributable to noncontrolling interests	$(11)	$(2)

Other income (expense) - net	$(2)	$(3)

Segment EBIT	$110	$5
Mark-to-market timing differences	$(65)	18
Adjusted Segment EBIT	$45	$23

Higher results in Asia, Europe and global oils merchandising activities were partially offset by lower results in North America.

Grain Merchandising and Milling

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Volumes (in thousand metric tons)	26,558	8,510

Net Sales	$7,177	$2,384

Cost of goods sold	$(7,132)	$(2,309)

Selling, general and administrative expense	$(127)	$(59)

Foreign exchange (losses) gains – net	$(38)	$(12)

EBIT attributable to noncontrolling interests	$(4)	$(2)

Other income (expense) - net	$48	$45

Segment EBIT	$(76)	$46
Mark-to-market timing differences	114	14
Certain (gains) & charges	6	—
Adjusted Segment EBIT	$44	$60
Higher results in wheat milling, global cotton and commercial services were more than offset by lower results in ocean freight. Results in global grains merchandising were in line with last year. Higher volumes primarily reflected the company’s expanded grain‑handling footprint and capabilities, along with large global grain crops. Prior year results included corn milling, which was divested in 2025.

Corporate and Other

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Net Sales	$—	$—

Cost of goods sold	$(1)	$10

Selling, general and administrative expense	$(139)	$(119)

Foreign exchange gains (losses) – net	$(11)	$1

EBIT attributable to noncontrolling interests	$1	—

Other income (expense) - net	$17	$32

Income (loss) from affiliates	$(2)	$—

Corporate and Other EBIT	$(135)	$(76)
Certain (gains) & charges	35	32
Adjusted Corporate and Other EBIT	$(100)	$(44)

Corporate

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Corporate EBIT	$(148)	$(88)
Certain (gains) & charges	35	32
Adjusted Corporate EBIT	$(113)	$(56)
Other

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Other EBIT	$13	$12
Certain (gains) & charges	—	—
Adjusted Other EBIT	$13	$12

The increase in Corporate expenses was primarily driven by the addition of Viterra. The year-over-year comparison was also impacted by timing of performance-based compensation and a $15 million cash benefit received in 2025 related to a prior joint venture. Other results were in line with the prior year.

Cash Flow

	Three Months Ended
	Mar 31, 2026	Mar 31, 2025
Cash provided by (used for) operating activities	$(541)	$(285)
Certain reconciling items to Adjusted funds from operations (3)	1,071	677
Adjusted funds from operations (3)	$530	$392

Cash used for operations in the three months ended March 31, 2026 and March 31, 2025 was $541 million and $285 million, respectively. The increase of cash used for operations was primarily driven by lower net income and net changes in working capital. Adjusted funds from operations (FFO) was $530 million compared to $392 million in the prior year.(3)

Income Taxes

For the three months ended March 31, 2026, income tax benefit was $14 million compared to an income tax expense of $80 million in the prior year. The income tax benefit was primarily due to tax benefits in South America and lower pre-tax income in 2026. Adjusting for notable items and mark-to-market timing differences, the quarter-end adjusted effective income tax rate was approximately 18%.

➢	Outlook(4)
Taking into account first quarter results, the current margin and macro environment and forward curves, Bunge now expects full-year 2026 adjusted EPS in the range of $9.00 to $9.50, which is up from its previous range of $7.50 to $8.00.

Compared to its previous full-year outlook:
•Soybean Processing and Refining results are expected to be higher
•Softseed Processing and Refining results are expected to be higher
•Tropical Oils and Specialty Ingredients results are expected to be lower
•Grain Merchandising and Milling results are expected to be lower
•Corporate and Other results are expected to be in line

Additionally, the Company expects the following for 2026:
•An adjusted annual effective tax rate in the range of 22% to 26%, which is down slightly from its previous expectation of 23% to 27%
•Net interest expense in the range of $620 to $660 million, which is up from its previous range of $575 to $625 million
•Capital expenditures in the range of $1.5 to $1.7 billion
•Depreciation and amortization of approximately $975 million

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8 a.m. Eastern (7 a.m. Central) on Wednesday, April 29, 2026 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q1 2026 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in approximately 10 minutes before the scheduled start time.

A call replay will be available later in the day on April 29, 2026, continuing through May 29, 2026. To access it, please dial 1-855-669-9658 in the United States and Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 8137371.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. As a premier agribusiness solutions provider, our dedicated employees partner with farmers across the globe to move agricultural commodities from where they’re grown to where they’re needed—in faster, smarter, and more efficient ways. We are a world leader in grain origination, storage, distribution, oilseed processing and refining, offering a broad portfolio of plant-based oils, fats, and proteins. We work alongside our customers at both ends of the value chain to deliver quality products and develop tailored, innovative solutions that address evolving consumer needs. With 200+ years of experience and presence in over 50 countries, we are committed to strengthening global food security, advancing sustainability, and helping communities prosper where we operate. Bunge has its registered office in Geneva, Switzerland, and its corporate headquarters in St. Louis, Missouri. Learn more at Bunge.com.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:
•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural, trade, tariff and foreign investment policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s business combination with Viterra Limited ("Viterra");
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.
The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.
You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026, as well as other risks and uncertainties set forth from time to time in reports subsequently filed with the SEC.

Investor Contact: Mark Haden Bunge Global SA Mark.Haden@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-359-0797 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the three month periods ended March 31, 2026 and 2025.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Three months ended March 31,	2026	2025	2026	2025	2026	2025

Reportable Segments:	$(6)	$—	$(0.03)	$—	$(6)	$—
Soybean Processing and Refining	$—	$—	$—	$—	$—	$—

Softseed Processing and Refining	$—	$—	$—	$—	$—	$—

Tropical Oils and Specialty Ingredients	$—	$—	$—	$—	$—	$—

Grain Merchandising and Milling	$(6)	$—	$(0.03)	$—	$(6)	$—
Acquisition and integration costs	(6)	—	(0.03)	—	(6)	—

Corporate and Other:	$(35)	$(33)	$(0.17)	$(0.25)	$(35)	$(32)
Acquisition and integration costs	(35)	(33)	(0.17)	(0.25)	(35)	(32)

Total	$(41)	$(33)	$(0.20)	$(0.25)	$(41)	$(32)
See Definition and Reconciliation of Non-GAAP Measures.
Reportable Segments
Grain Merchandising and Milling

EBIT for the three months ended March 31, 2026 included $6 million in Selling, general and administrative expenses related to the completed business combination with Viterra.

Corporate and Other
The following is a summary of acquisition and integration costs related to the completed business combination agreement with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Three Months Ended
(US$ in millions)	Mar 31, 2026	Mar 31, 2025
Cost of goods sold	$(1)	$—
Selling, general and administrative expenses	(34)	(32)
Interest expense	(9)	(4)
Income tax (expense) benefit	9	3
Net income (loss)	$(35)	$(33)

➢	Condensed Consolidated Earnings Data (Unaudited)

	Three Months Ended March 31,
(US$ in millions, except per share data)	2026	2025
Net sales	$21,861	$11,643
Cost of goods sold	(21,095)	(11,046)
Gross profit	766	597
Selling, general and administrative expenses	(531)	(380)
Foreign exchange gains (losses) – net	(94)	25
Other income (expense) – net	53	82
Income (loss) from affiliates	3	5
EBIT attributable to noncontrolling interest (a) (1)	(13)	(1)
Total EBIT	184	328
Interest income	45	59
Interest expense	(181)	(104)
Income tax (expense) benefit	14	(80)
Noncontrolling interest share of interest and tax (a) (1)	6	(2)
Net income (loss) attributable to Bunge (1)	$68	$201

Net income (loss) attributable to Bunge shareholders - diluted	$0.35	$1.48
Weighted–average shares outstanding - diluted	196	135

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(US$ in millions)	2026	2025
Assets
Cash and cash equivalents	$839	$1,135
Time deposits under trade structured finance program	102	208
Trade accounts receivable, net	3,975	3,870
Inventories (a)	15,428	13,198
Assets held for sale	196	191
Other current assets	6,554	5,789
Total current assets	27,094	24,391
Property, plant and equipment, net	11,877	11,678
Operating lease assets	1,733	1,686
Goodwill and other intangible assets, net	3,595	3,450
Investments in affiliates	1,276	1,495
Other non-current assets	2,001	1,828
Total assets	$47,576	$44,528

Liabilities and Equity
Short-term debt	$3,245	$3,883
Current portion of long-term debt	1,361	1,337
Letter of credit obligations under trade structured finance program	102	208
Trade accounts payable	6,176	4,881
Current operating lease obligations	501	499
Liabilities held for sale	60	61
Other current liabilities	5,495	4,258
Total current liabilities	16,940	15,127
Long-term debt	9,947	8,831
Non-current operating lease obligations	1,135	1,097
Other non-current liabilities	2,077	2,051
Total liabilities	30,099	27,106
Redeemable noncontrolling interest	51	53
Total equity	17,426	17,369
Total liabilities, redeemable noncontrolling interest and equity	$47,576	$44,528
(a) Includes RMI of $13,428 million and $11,361 million at March 31, 2026 and December 31, 2025, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(US$ in millions)	2026	2025
Operating Activities
Net income (loss) (1)	$75	$204
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(102)	(84)
Depreciation, depletion and amortization	238	120
Share-based compensation expense	23	19
Deferred income tax expense (benefit)	(58)	22
Results from affiliates	(3)	(5)
Other, net	12	25
Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
Trade accounts receivable	(1)	(136)
Inventories	(2,169)	(1,245)
Secured advances to suppliers	(124)	(39)
Trade accounts payable and accrued liabilities	1,003	898
Advances on sales	(77)	(140)
Net unrealized (gain) loss on derivative contracts	958	27
Margin deposits	(295)	21
Recoverable and income taxes, net	77	77
Marketable securities	(98)	(35)
Other, net	—	(14)
Cash provided by (used for) operating activities	(541)	(285)
Investing Activities
Payments made for capital expenditures	(336)	(310)
Acquisitions of businesses (net of cash acquired)	(105)	—
Proceeds from investments	681	339
Payments for investments	(443)	(455)
Settlement of net investment hedges	—	4
Proceeds from sale of investments in affiliates	—	100
Payments for investments in affiliates	(5)	(25)
Other, net	26	67
Cash provided by (used for) investing activities	(182)	(280)
Financing Activities
Net borrowings (repayments) of short-term debt	(639)	453
Net proceeds (repayments) of long-term debt	1,190	(55)
Dividends paid to registered or common shareholders	(136)	(91)
Capital contributions (return of capital) from noncontrolling interests, net	16	7
Sale of redeemable noncontrolling interest	—	206
Acquisition of noncontrolling interest	—	(18)
Other, net	(25)	(12)
Cash provided by (used for) financing activities	406	490
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(2)	(4)
Net increase (decrease) in cash and cash equivalents, and restricted cash	(319)	(79)
Cash and cash equivalents, and restricted cash - beginning of period	1,166	3,328
Cash and cash equivalents, and restricted cash - end of period	$847	$3,249

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total EBIT and Adjusted Total EBIT
Bunge uses earnings before interest and tax ("EBIT”) to evaluate the operating performance of its individual reportable segments as well as Corporate and Other results. Total EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Segment EBIT, Corporate and Other EBIT and Total EBIT to evaluate the operating performance of Bunge’s reportable segments and Total reportable segments together with Corporate and Other activities. Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Tropical Oils and Specialty Ingredients, and Grain Merchandising and Milling reportable segments. Total EBIT is the aggregate of the earnings before interest and taxes of Bunge’s reportable segments, together with its Corporate and Other activities.
Adjusted Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Segment EBIT, Corporate and Other EBIT, and Total EBIT, respectively.
Segment EBIT, Corporate and Other EBIT, Total EBIT, Adjusted Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability since the measures allow for an evaluation of performance without regard to financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP. Bunge's management believes Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2026. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2026, the most directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements in 2026, and Bunge believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from projected Adjusted Net income per share for full-year 2026.

Below is a reconciliation of Net income (loss) attributable to Bunge, to Total EBIT, and Adjusted Total EBIT:

	Three Months Ended March 31,
(US$ in millions)	2026	2025
Net income (loss) attributable to Bunge	$68	$201
Interest income	(45)	(59)
Interest expense	181	104
Income tax expense (benefit)	(14)	80
Noncontrolling interest share of interest and tax	(6)	2
Total EBIT	$184	$328

Soybean Processing and Refining EBIT	$209	$271
Softseed Processing and Refining EBIT	76	82
Tropical Oils and Specialty Ingredients EBIT	110	5
Grain Merchandising and Milling EBIT	(76)	46
Segment EBIT	$319	$404

Corporate and Other EBIT	$(135)	$(76)

Total EBIT	$184	$328
Mark-to-market timing difference	336	2
Certain (gains) & charges	41	32
Adjusted Total EBIT	$561	$362

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Three Months Ended March 31,
(US$ in millions, except per share data)	2026	2025
Net income (loss) attributable to Bunge	$68	$201
Adjustment for Mark-to-market timing difference	250	10
Adjusted for Certain (gains) and charges:
Acquisition and integration costs	41	33
Adjusted Net income (loss) attributable to Bunge	$359	$244
Weighted-average shares outstanding - diluted (a)	196	135
Adjusted Net income (loss) per share - diluted	$1.83	$1.81
(a) There were less than 1 million anti-dilutive contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for each of the three months ended March 31, 2026 and 2025.

Adjusted Funds From Operations
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this liquidity measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended March 31,
(US$ in millions)	2026	2025
Net income (loss) attributable to Bunge	$68	$201
EBIT attributable to noncontrolling interest	13	1
Noncontrolling interest share of interest and tax	(6)	2
Net income (loss)	$75	$204
(2)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity and sales, as well as certain forward foreign exchange contracts. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(3)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Three Months Ended March 31,
(US$ in millions)	2026	2025
Cash provided by (used for) operating activities	$(541)	$(285)
Foreign exchange gain (loss) on net debt	102	84
Working capital changes	726	586
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(7)	(3)
Mark-to-Market timing difference, after tax	250	10
Adjusted FFO	$530	$392
(4)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2026 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.